Exhibit 10.14

MEDIDATA SOLUTIONS, INC.

EXECUTIVE CHANGE IN CONTROL AGREEMENT

WITH [NAME OF EXECUTIVE]

AGREEMENT made as of the              day of January     , 2009, by and between MEDIDATA SOLUTIONS, INC. (“Company”) and                                          (“Executive”).

1. Background. This Agreement is intended to provide Executive with certain payments and benefits upon an involuntary termination of Executive’s employment or the occurrence of certain other circumstances that may affect Executive’s employment following a change in control of the Company. The Company believes this Agreement will help ensure Executive’s undivided focus on the business of the Company during a period of transition and uncertainty and thereby enhance shareholder value.

2. Certain Defined Terms. The following terms have the following meanings when used in this Agreement.

2.1 “Accrued Compensation” means, as of any date, (1) the unpaid amount, if any, of Executive’s previously earned base salary, (2) the unpaid amount, if any, of the bonus earned by Executive for the preceding year, and (3) additional payments or benefits, if any, earned by Executive under and in accordance with any employee plan, program or arrangement of or with the Company or an Affiliate (other than this Agreement).

2.2 “Affiliate” means an entity at least 50% of the voting, capital or profits interests of which are owned directly or indirectly by Company.

2.3 “Benefit Continuation Coverage” means continuing group health and group life insurance coverage for Executive and, where applicable, Executive’s covered spouse and covered eligible dependents for a specified period following the termination of Executive’s Employment with Company and its Affiliates at the same benefit and contribution levels in effect for active senior executives of the Company as in effect from time to time during such period. Unless sooner terminated, Benefit Continuation Coverage will be subject to early termination if and when Executive becomes entitled to comparable coverage from another employer.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means (1) Executive’s willful failure (except where due to physical or mental incapacity) or refusal to perform in any material respect the duties and responsibilities of Executive’s employment which is not corrected within ten days following written notice of such conduct by the Company; (2) misappropriation by Executive of the assets or business opportunities of the Company or its Affiliates; (3) embezzlement or fraud committed by Executive, at Executive’s direction, or with Executive’s prior personal knowledge; or (4) Executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony.

2.6 “Change in Control” means the occurrence of any of the following (excluding the completion of the Company’s initial public offering):

(a) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) other than the Company, any employee benefit plan of the Company, any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company or any person who becomes a beneficial owner directly or indirectly of securities of the Company pursuant to a transaction described in (b) below, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) consolidation, merger or reorganization of the Company, unless (1) the stockholders of Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) Company or a subsidiary of Company, (B) an employee benefit plan maintained by Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of Company immediately prior to such consolidation, merger or reorganization);

(c) the replacement of a majority of the Company’s Board in any given year as compared to the directors who constituted the Company’s Board at the beginning of such year, and such replacement shall not have been approved by a vote of at least two-thirds of the Company’s Board as constituted at the beginning of such year;

(d) sale or other disposition of all or substantially all (50% or more) of the assets of the Company (other than to an entity described in (b) above); or

(e) any other event or transaction which the Board, acting in its discretion, designates is a Change in Control.

2.7 Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Company” means Medidata Solutions, Inc. and any successor thereto.

2.9 “Employment” means Executive’s employment with the Company and/or any of its Affiliates.

2.10 “Good Reason” means the occurrence of any of the following without the written consent of Executive: (1) a material diminution by Company or an Affiliate of Executive’s duties or responsibilities in a manner which is inconsistent with Executive’s position prior to a Change in Control or which has or is reasonably likely to have a material adverse effect on Executive’s status or authority; (2) a relocation by more than 50 miles of Executive’s principal place of business; or (3) a reduction by Company or an Affiliate of Executive’s rate of salary or annual incentive opportunity or a breach by Company or any of its Affiliates of a material provision of any written employment or other agreement with Executive. Before terminating Employment for Good Reason, Executive must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that Executive deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent Executive’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination. The failure of Executive to be a senior executive officer of a public company following a Change in Control shall not, by itself, constitute Good Reason.

2.11 “Pro Rata Bonus” means the product of (1) the annual incentive award (if any) that would have been earned by Executive for the calendar year in which his Employment terminates if his Employment had not terminated, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the beginning of that calendar year until the date his employment terminates, and the denominator of which is 365.

2.12 “Salary” means, as of the effective date of the termination of Executive’s Employment, the highest annual rate of Executive’s salary at any time during the preceding 24 months.

3. General Severance Protection. If there has been a Change in Control of the Company, and either (a) during the period beginning on the date of the execution of the definitive agreement leading to the Change in Control and ending on the date that is twenty four (24) months after the Change in Control, Executive’s employment is terminated by the Company without Cause, or (b) within twenty four (24) months from and including the date of the Change in Control Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Sections 4 and 7, Executive shall receive the following payments and benefits:

(a) Executive’s Accrued Compensation;

(b) payment of any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;

(c) a cash payment equal to Executive’s Pro Rata Bonus based upon Executive’s target bonus for the year of termination and payable immediately following such termination of Employment;

(d) a single sum cash payment, to be made as soon as practicable (but not more than thirty days) following termination of employment, of an amount equal to 1.0 times the sum of (1) Executive’s Salary, and (2) Executive’s target annual incentive award for the calendar year in which his employment terminates (or, if greater, the actual annual incentive award earned by Executive for the preceding calendar year);

(e) Executive will be deemed to have satisfied in full any vesting condition under any then outstanding long-term incentive awards, with the amount payable under any then outstanding performance-based awards being determined at the end of the applicable performance period as if Executive’s employment had continued; and

(f) Benefit Continuation Coverage for a period of one year from the termination date, which shall be in addition to and not in lieu of COBRA coverage, provided, however, that, if such coverage is not permitted by the Company’s group health plan or by applicable law, the Company will provide COBRA continuation coverage to Executive and his spouse and eligible dependents at the Company’s sole expense, if and to the extent they or any of them shall have elected and shall be entitled to receive COBRA continuation coverage.

4. Restoration. Any severance payments and benefits paid under Section 3(c) through (f) shall be subject to continuing compliance with any applicable outstanding non-disclosure, non-competition and non-solicitation covenants made by Executive to the Company.

5. Effect of a Change in Control on Options and Other Equity-Based Awards. All outstanding Company stock options and other Company equity-based awards held by Executive shall become fully vested immediately before the occurrence of a Change in Control if Executive is then still employed by Company or an Affiliate.

6. Golden Parachute Excise Tax Gross-Up. Gross-Up Payments.

6.1 General. Except as otherwise specified in Section 6.10, if any payment or benefit received or to be received by Executive from the Company pursuant to the terms of this Agreement, when combined with the payments and benefits Executive is entitled to receive under any other plan, program or arrangement (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (the “Code”) as determined below, the Company shall pay Executive, at the time(s) specified below, an additional amount (the “Gross-Up Payment”) such that the net cost to the Executive for the payment of the Excise Tax (including any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by Executive with respect thereto), shall be equal to 50% of the gross cost, which, absent the Gross-Up Payment, the Executive would have been required to pay for the Excise Tax (including any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by Executive with respect thereto).

6.2 Calculations. For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax:

(a) the total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel or an independent national accounting firm selected by the Company and reasonably acceptable to Executive (“Independent Adviser”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

(b) the amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of “excess parachute payments” within the meaning of section 280G(b)(1) of the Code (after applying clause (i), above); and

(c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Adviser in accordance with the principles of section 280G(d)(3) and (4) of the Code.

6.3 Tax Rates. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes, if any, at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of his residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

6.4 Time of Gross-Up Payments. The Gross-Up Payments provided for in this Section 6.3 shall be made upon the earlier of (a) the payment to Executive of any Payment or (b) the imposition upon Executive, or any payment by him, of any Excise Tax.

6.5 Adjustments to Gross-Up Payments. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax is less than the amount previously taken into account hereunder, Executive shall repay the Company, within 30 days of his receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by Executive on the amount of such repayment, provided that if any such amount has been paid by Executive as an Excise Tax or other tax, he shall cooperate with the Company in seeking a refund of any tax overpayments, and he shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to him.

6.6 Additional Gross-Up Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

6.7 Change in Law or Interpretation. In the event of any change in or further interpretation of section 280G or 4999 of the Code and the regulations promulgated thereunder, Executive shall be entitled, by written notice to the Company, to request a written opinion of the Independent Adviser regarding the application of such change or further interpretation to any of the foregoing, and the Company shall use its commercially reasonable efforts to cause such opinion to be rendered as promptly as practicable.

6.8 Fees and Expenses. All fees and expenses of the Independent Adviser incurred in connection with this section shall be borne by the Company.

6.9 Survival. The Company’s obligation to make a Gross-Up Payment with respect to Payments made or accrued before the termination of this Agreement shall survive the termination of the Agreement unless (1) Executive ‘s employment is terminated by the Company for Cause or voluntarily by Executive without Good Reason, (2) Executive fails to execute a release in accordance with Section 7 of this Agreement, or (c) Executive fails to comply with the restrictive covenants described in Section 4 of this Agreement, in which event the Company’s obligation under this Section 6 shall terminate immediately.

7. Release of Claims. Notwithstanding anything herein to the contrary, the Company may condition severance payments or benefits otherwise payable under Section 3(c) through (f) of this Agreement upon the execution and delivery by Executive (or Executive’s beneficiary) of a general release in favor of Company, its Affiliates and their officers, directors and employees, in such form as the Company may reasonably specify. Any payment or benefit that is so conditioned may be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Executive’s Employment.

8. Effect of Other Agreements. This Agreement represents the entire agreement of the parties on the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between Executive and the Company regarding Executive’s termination of employment in connection with a Change in Control.

9. No Duty to Mitigate. Except as otherwise specifically provided herein with respect to early termination of Benefit Continuation Coverage, Executive’s entitlement to payments or benefits hereunder is not subject to mitigation or a duty to mitigate by Executive.

10. Amendment. The Company may amend this Agreement, provided, however, that, no such action which would have the effect of reducing or diminishing Executive’s entitlements under this Agreement shall be effective without the express written consent of Executive.

11. Successors and Beneficiaries.

11.1 Successors and Assigns of Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall mean Company, as defined in Section 2 hereof, and any such successor or assignee.

11.2 Executive’s Beneficiary. For the purposes hereof, Executive’s beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to Executive’s death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives Executive, Executive’s estate will be deemed to be the beneficiary hereunder.

11.3 Nonassignability. With the exception of Executive’s beneficiary designation, neither Executive nor Executive’s beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.

12. Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, Company fails to comply with any of its obligations under this Agreement or Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive (or Executive’s beneficiary) the payments and benefits intended to be provided, then Executive (or Executive’s beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of Company to represent Executive (or Executive’s beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder or other person affiliated with Company or any successor thereto in any jurisdiction.

13. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between Executive and Company or any of its Affiliates. Nothing contained herein shall be deemed to give Executive a right to be retained in the employ or other service of Company or any of its Affiliates or to interfere with the right of Company or any of its Affiliates to terminate Executive’s employment at any time.

14. Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding its conflict of law rules.

15. Withholding. Company and its Affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law.

16. Section 409A Delayed Payment Requirements. Notwithstanding any provision to the contrary in this Agreement or in any employee plan or other agreement, plan, policy or program of the Company, any payment otherwise required to be made to Executive on account of termination of Employment (including, without limitation, payments and benefits payable under Section 3 hereof), to the extent such payment is properly treated as deferred compensation subject to Section 409A of the Code and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, shall be delayed until the first business day after the expiration of six months from the date of the termination of Executive’s Employment or, if earlier, the date of Executive’s death. On the delayed payment date, there shall be paid to Executive (or Executive’s estate, as the case may be) in a single cash payment an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence. Notwithstanding the foregoing, Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEDIDATA SOLUTIONS, INC.

By:

Executive